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                                                                     EXHIBIT 3.1

                           SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             STRATAGENE CORPORATION

      Stratagene Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies as follows:

      1. The name of this Corporation is Stratagene Corporation. This Corporation was originally incorporated under the name Stratagene Holding Corporation, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 2, 1995.

      2. Pursuant to Sections 242 and 245 of the General Corporation Law, this Second Amended and Restated Certificate of Incorporation restates and integrates and amends the provisions of the Certificate of Incorporation of this Corporation.

      3. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated and amended to read in its entirety as follows:

            "FIRST: The name of the corporation (hereinafter the "Corporation") is

                             STRATAGENE CORPORATION

            SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is The Prentice-Hall Corporation System, Inc.

            THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

            FOURTH: The Corporation is authorized to issue two classes of stock. The total number of shares of both classes which the Corporation is authorized to issue is 54,000,000, of which (i) 50,000,000 shares shall be designated common stock ("Common Stock") and (ii) 4,000,000 shares shall be designated preferred stock ("Preferred Stock"). The par value of each share of Common Stock and of each share of Preferred Stock is
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$0.0001. The Preferred Stock may be issued from time to time in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof. The Board of Directors is hereby authorized, by filing a certificate pursuant to the General Corporation Law, to fix or alter from time to time the designation, powers, preferences, privileges and rights of the shares of each such series, including, without limitation, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences, any other designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, and the number of shares constituting any such unissued series and the designation thereof, or any of the foregoing; and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

      The express terms and provisions of the Common Stock are as follows:

            1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Dividends may be in the form of cash, property or Common Stock.

            2. Liquidation, Dissolution or Winding Up. Subject to the rights of holders of any outstanding shares of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation, the holders of shares of Common Stock shall be entitled, on a pari passu basis, to all remaining assets of the Corporation available for distribution to its stockholders.

            3. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as is provided by law.

            FIFTH: The Corporation is to have perpetual existence.

            SIXTH: The number of directors which constitute the whole Board of Directors of the Corporation shall be as specified in the Corporation's bylaws. In


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furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

            SEVENTH: Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the bylaws of the Corporation shall so provide.

            EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the bylaws of the Corporation.

            NINTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection
(b) of Section 102 of the General Corporation Law, as the same may be amended and supplemented.

            TENTH: The Corporation shall to the fullest extent permitted by
Section 145 of the General Corporation Law, as the same may be amended or supplemented, indemnify all of its officers and directors against expenses, losses and liabilities sought to be imposed on them for actions or omissions in their capacity as such (including positions as officers and directors of other corporations or similar positions in non-corporate entities which are subsidiaries of the Corporation or other entities in which an officer or director serves as an officer, director or in a comparable position at the request of the Corporation); provided, however, that any obligation to provide a defense shall extend only to the reasonable fees and expenses of a single counsel, for all indemnitees as a group, selected and provided by the Corporation and reasonably acceptable to the affected officer(s) and director(s), unless the provision of separate counsel for individual officers and directors is otherwise required by law or by a separate written agreement, in which case the Corporation shall select and provide such separate counsel reasonably acceptable to such officer(s) and director(s).

            ELEVENTH: Any action that may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if, and only if, a consent in writing, setting forth the action so taken, shall be signed by holders of all of the shares of capital stock of the Corporation having the right to vote with respect to such action.

            TWELFTH: Notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the shares of the then outstanding Common Stock of the Corporation, excluding shares owned by holders of ten percent (10%) or more of the Corporation's Common


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Stock, shall be required to amend or repeal, or adopt any provisions inconsistent with, Article ELEVENTH of this Certificate of Incorporation, in addition to any affirmative vote required by law or this Certificate of Incorporation with respect to any other shares of the capital stock of the Corporation.

            THIRTEENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article THIRTEENTH."

      4. The foregoing Second Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation.

      5. The foregoing Second Amended and Restated Certificate of Incorporation has been approved by the outstanding shares of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law. The number of shares voting in favor of the foregoing Second Amended and Restated Certificate of Incorporation equaled or exceeded the vote required.

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      IN WITNESS WHEREOF, the Corporation has caused this Second Amended and
Restated Certificate of Incorporation to be signed by Joseph A. Sorge, its Chairman and Chief Executive Officer, this 2nd day of June, 2004.

                                         STRATAGENE CORPORATION


                                         By:    /s/ JOSEPH A. SORGE, M.D.
                                              ----------------------------------
                                         Name:  Joseph A. Sorge, M.D.
                                         Title: Chief Executive Officer


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